UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2017 (July 17, 2017)

MARATHON PATENT GROUP, INC.

(Exact name of registrant as specified in charter)

Nevada	001-36555	01-0949984
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11100 Santa Monica Blvd., Ste. 380
Los Angeles, CA 90025

(Address of Principal Executive Offices) (Zip Code)

(703) 232-1701

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 3.01                                  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

On July 17, 2017, Marathon Patent Group, Inc. (“Marathon” or the “Company”) received a written notification (the “Notice”) from the NASDAQ Stock Market LLC (“Nasdaq”) indicating that Nasdaq has determined to grant the Company an extension to regain compliance with Nasdaq Listing Rule 5550(b)(1) (the “Rule”), which requires companies to maintain stockholders’ equity of at least $2.5 million.

The terms of the extension are as follows: on or before October 17, 2017,3 the Company must complete certain iniatives and opt for one of the two following alternatives to evidence compliance with the Rule:

Alternative 1: The Company must furnish to the SEC and Nasdaq a publicly available report (e.g., a Form 8-K or Form 6-K) including:

1. A disclosure of Staff’s deficiency letter and the specific deficiency(ies) cited;

2. A description of the completed transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing;

3. An affirmative statement that, as of the date of the report, the Company believes it has regained compliance with the stockholders’ equity requirement based upon the specific transaction or event referenced in Step 2 above; and

4. A disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Alternative 2: The Company must furnish to the SEC and Nasdaq a publicly available report including:

1. Steps 1 & 2 set forth above;

2. A balance sheet no older than 60 days with pro forma adjustments for any significant transactions or event occurring on or before the report date. The pro forma balance sheet must evidence compliance with the stockholders’ equity requirement; and

3. A disclosure that the Company believes it also satisfies the stockholders’ equity requirement as of the report date and that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Regardless of which option the Company chooses, if the Company fails to evidence compliance upon filing its periodic report for the year ending December 31, 2017, with the SEC and Nasdaq, the Company may be subject to delisting. In the event the Company does not satisfy the terms, Nasdaq will provide written notification that its securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to a Hearings Panel.

Item 5.07              Submission of Matters to a Vote of Security Holders.

On July 18, 2017, Marathon Patent Group, Inc., a Nevada corporation (the “Company”), held a special meeting of shareholders (the “Meeting”). As of the record date for the Meeting, 24,039,472 shares of common and preferred stock were issued and outstanding. A total of 16,878,678 shares of common and preferred stock, constituting a quorum, were present and accounted for at the Meeting.  At the Meeting, the Company’s stockholders approved the following proposals:

(i)                                     The authorization of the Board, without further action of the stockholders, to amend the Articles of Incorporation to implement a reverse stock split of our capital stock, at a ratio within the range of 1-for-4 to 1-for-25 at any time prior to March 31, 2018;

The authorization was approved and the votes were cast as follows:

For	Against	Abstain
12,438,389	4,200,397	239,892

(ii)                                  The issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of up to 25% below the market price of our common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d);

The issuance was approved and the votes were cast as follows:

For	Against	Abstain	Broker non-votes
5,824,689	2,254,658	194,425	8,604,906

(iii)                               The issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 15% below the market price of our common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d);

The issuance was approved and the votes were cast as follows:

For	Against	Abstain	Broker non-votes
6,247,744	1,940,577	85,451	8,604,906

(iv)                              The approval of any change of control that could result from the potential issuance of securities in the non-public offerings following approved of proposal (2) or proposal (3), as required by and in accordance with Nasdaq Marketplace Rule 5635(b);

The proposal was approved and the votes were cast as follows:

For	Against	Abstain
5,826,609	2,310,630	136,533

As per the Company’s proxy statement, in the event both Proposal 2 and Proposal 3 are approved by stockholders, only Proposal 2 shall be deemed to have any effect. Accordingly, Proposal 2 was adopted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2017

MARATHON PATENT GROUP, INC.

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Financial Officer